Exhibit 99

PRESS RELEASE

Contact:

Susan Brown

Senior Vice President/Retail Banking

Phone: (419) 294-5781

FOR RELEASE November 25, 2014

Commercial Savings Bank Expands To Central Location

FINDLAY—As a way to enhance its services in the most efficient way possible, Commercial Savings Bank is consolidating its existing Findlay locations to a central branch at 1660 East Tiffin Avenue.

The move will enhance efficient delivery of all products and services—both business and personal--and permit all staff to be housed in one location. The 201 East Lincoln Street branch is expected to cease operation in early spring and all existing customer accounts will then be handled from the Tiffin Avenue location.

According to Robert Beach, President and CEO, the existing Tiffin Avenue branch is centrally located in Findlay, has ample parking, provides ATM service and will be easy for customers to access.

“A lot has changed in the banking industry since we opened the doors at the Lincoln Street branch in 2000. There have been numerous changes in technology and product delivery,” Beach said. “The central location increases efficient delivery of products and services for our customers.

“We remain totally committed to our customers in Findlay. We will continue to provide the Simply Better service our customers have come to expect,” Beach said.

CSB, which started serving the Findlay area in 1992, is selling the Lincoln Street building to The State Bank and Trust Company. The agreement is subject to both parties obtaining regulatory approval and meeting other conditions related to the property. It is anticipated the transaction will close early in 2015.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “project,” “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.